Exhibit 99.1

Virco Announces Second Quarter Results

•Company maintains safe and successful operations through the pandemic
•School closures drive revenue declines in second quarter and year-to-date
•Operating results turn positive in August with strong performance by domestic factories and logistics

September 14, 2020 —Torrance, California,-- Virco Mfg. Corporation (Nasdaq: VIRC) reported financial results for its second quarter ended July 31, 2020 in the following letter to shareholders:

Negative impacts of the COVID-19 pandemic caused significant declines in Virco’s second quarter and year-to-date revenues. For the second fiscal quarter ended July 31, 2020, revenues were down 16% from $70,359,000 last year to $59,285,000 this year. Through the first six months of the fiscal year, revenues were down 21%, from $97,252,000 to $76,884,000. Margins remained strong and variable costs tracked the revenue decline very closely, but under-absorption of fixed costs led to further erosion of operating income. For the second fiscal quarter, net income was down 39% from $5,867,000 to $3,553,000. Through six months, the Company sustained a net loss of $1,145,000 compared to income of $2,800,000 in the same period last year. The Company’s normal seasonal pattern typically generates operating profits in the busy summer months and operating losses in the slower first and fourth quarters. This year, the pattern appears to be delayed by approximately one month.

The wave of school closures that began in March and continued through the traditional center of the Company’s order cycle posed a severe challenge to revenue generation. During the spring and summer months, most educators didn’t know if or in what form their schools would re-open in the fall. Almost all were working from home with limited or unfamiliar access to normal resources. The Company’s direct sales force was required to work remotely, without site visits or in-person calls on educators or administrators. In Virco’s 70-year history of serving America’s schools, the uncertainty and fear this spring was unprecedented.

But the Company’s established relationships generated a gratifying stream of incoming requests—again via email or phone—for properly-spaced individual student desks. In a complete reversal of recent sales trends, collaborative learning was out; traditional single-pupil desks or combos were in.

The Company’s experienced workforce was able to shift output back to these traditional designs by using legacy tooling that had been carefully maintained. Production schedules, staffing, and material flows were re-directed. Unit volumes for traditional desk designs were three times higher than recent annual averages. Without the Company’s domestic factories and know how this shift would have been physically impossible.

Despite these challenges, deliveries were timely. Educators were free to design new hybrid schedules for in-person and remote learning, knowing that enough individual desks were in place, properly spaced, and positioned for the “new normal.”

And, as pandemic statistics began to curve downward and full physical re-opening became more of a possibility, order rates began to approach traditional seasonal levels. As of this writing, year-to-date operating results have turned profitable. This result is about one month later than usual (full summer will be reported in the Company’s third quarter), but given the year’s many uncertainties. Management is reasonably satisfied with this recovery and is now planning aggressively for an expanded wave of re-openings as more schools move in that direction.

Here are the numbers through July 31, 2020:

	Three Months Ended		Six Months Ended
In thousands, except per share data	7/31/2020	7/31/2019	7/31/2020	7/31/2019
	(Unaudited)

Net sales	$59,285	$70,359	$76,884	$97,252
Cost of sales	36,082	41,620	48,777	59,429
Gross Profit	23,203	28,739	28,107	37,823
Selling, general administrative & other expense	15,488	18,560	27,419	31,241
Operating income	7,715	10,179	688	6,582
Pension expense	542	188	1,084	376
Interest expense, net	494	907	898	1,607
Income (loss) before income taxes	6,679	9,084	(1,294)	4,599
Income tax expense (benefit)	3,126	3,217	(149)	1,799
Net income (loss)	$3,553	$5,867	$(1,145)	$2,800

Net income (loss) per share - basic	$0.23	$0.38	$(0.07)	$0.18
Net income (loss) per share - diluted (a)	$0.23	$0.38	$(0.07)	$0.18

Weighted average shares outstanding - basic	15,733	15,561	15,694	15,524
Weighted average shares outstanding - diluted (a)	15,746	15,568	15,694	15,529

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

		7/31/2020	1/31/2020	7/31/2019
		(Unaudited)		(Unaudited)

Current assets		$85,779	$58,342	$104,095
Non-current assets		77,590	80,650	79,867
Current liabilities		51,744	25,118	69,559
Non-current liabilities		56,893	59,056	54,138
Stockholders' equity		54,732	54,818	60,265

Despite these recent positive trends, the early shock to order rates placed the Company in default of its loan covenant to maintain a specified fixed charge coverage ratio for the four quarters ended July 31, 2020. A waiver has been granted by the Company’s lender and cash availability under the line of credit remains adequate to finance current levels of demand. All other balance sheet metrics, including borrowings, inventories, accounts receivable and accounts payable, are mostly proportional to business activity and under reasonable control. Management views the Company’s current position relative to its competitors as an opportunity to expand market share as the market itself recovers.

Management is also aggressively seeking new business opportunities in markets and channels where demand flows may have been altered by the pandemic in ways that favor the Company’s shorter and more responsive domestic supply chain. At the height of the pandemic, the Company was able to keep both of its U.S. factories operating safely and efficiently by implementing a number of new protocols including expanded spacing of workstations, reconfigured material and workflows, temperature checks at all entrances, additional hand-washing stations, and the use of face coverings. While the Company experienced several COVID-19 cases, contact tracing suggested that none of these cases were due to community spread inside the Company’s facilities, and all of the employees have recovered.

Virco Chairman and CEO Robert Virtue offered these observations: “This has been, very simply, the most challenging year I’ve ever experienced in the school furniture business. Virco has been supplying America’s public schools for over 70 years, and in all that time we have never seen a nationwide lockdown of this magnitude. It is simply unprecedented. There was no roadmap for educators, administrators, teachers, or, most painfully, for families. By keeping our factories ‘open for business,’ we offered a semblance of normality in what was otherwise a completely confusing situation. As schools move toward more traditional in-person schedules, we look forward to helping students, families, and teachers recover from this horrible crisis.”

Virco President Doug Virtue had additional comments: “There is still a lot of uncertainty about what form school re-opening will take. As with our own factories, when it was unclear in March exactly how we were supposed to keep our ’essential business’ fully operational, there may be a period of trial and error this fall as schools experiment with different models of hybrid in-person and remote learning. Some of these experiments may result in long-term changes to the public education model. I believe the very diversity of America’s locally-run school districts, combined with the ingenuity of private, parochial, and home-school alternatives, will generate solutions that may have been unimaginable before the pandemic. Some of these solutions may prove beneficial to the country’s equally diverse K-12 student body, which numbers over 50,000,000 students. We intend to use our know-how in designing, making, and delivering furniture to support this process, believing that the work itself is good. We hope that by the New Year several successful education models will have surfaced, and that the pandemic itself will be easing or at least that we will have better methods of dealing with it, and that 2021 will turn out to be a full year of 'back to school.'"

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert A. Virtue, Chairman and Chief Executive Officer

Doug Virtue, President

Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2020, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange

Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.